EX-16



LETTER FROM SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
CERTIFIED PUBLIC ACCOUNTANTS




                     SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

                          CERTIFIED PUBLIC ACCOUNTANTS
                             LOS ANGELES, CALIFORNIA




January 21, 2003

Securities and Exchange Commission
Washington, DC  20549

Gentlemen:

We were previously the independent accountants for U.S. Microbics, Inc., however we did not report on the consolidated financial statements of U.s. Microbics, Inc. and subsidiaries as of September 30, 2002 and for the year then ended, as we did not complete our audit. On January 17, 2003, we we dismissed as independent accountants of U.S. Microbics, Inc. We have read U.S. Microbics Inc.'s statements included under item 4 of its Form 8-K dated Janaury 21, 2003 and we agree with such statements.

Very truly yours,


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, CA